UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 11, 2010

Evolution Petroleum Corporation

(Exact name of registrant as specified in its charter)

001-32942

(Commission File Number)

Nevada	41-1781991
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

2500 City West Blvd., Suite 1300, Houston, Texas 77042

(Address of Principal Executive Offices)

(713) 935-0122

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Paragraph (b). On August 11, 2010, the board of directors of Evolution Petroleum Corporation, a Nevada corporation (the “Company”) accepted the resignation of Sterling McDonald from his position as principal accounting officer of the Company to allow for the promotion of Mr. Greg Goodale described below.  Mr. McDonald is continuing in his position as Vice President, Chief Financial Officer and Treasurer, and is continuing to serve as principal financial officer of the Company.

Paragraph (c).  On August 11, 2010, the board of directors of the Company appointed Mr. Gregory Goodale as the Company’s principal accounting officer.  Mr. Goodale has served as the Company’s Chief Accounting Officer since joining the Company in December 2007.  Mr. Goodale received his Bachelor in Business Administration degree from the University of Northern Iowa.  He is a certified public accountant licensed in the state of Texas.  Prior to joining the Company in December of 2007, Mr. Goodale served as an audit manager at PricewaterhouseCoopers until March of 2006, where his primary responsibilities were the audits of public companies, including those clients in the oil and gas industry.  After public accounting and prior to joining Evolution Petroleum Corporation, Mr. Goodale consulted with various public and private companies, primarily in the oil and gas industry on compliance with Securities and Exchange Commission rules and regulations and technical accounting issues, and was Vice President of Finance of Trulite, Inc. a public company in the alternative energy industry.

There are no family relationships between Mr. Goodale and any of the Company’s current executive officers or directors, and there is no arrangement or understanding under which he was appointed.  All officers of the Company are appointed by the board of directors to serve until their successors are appointed.  There are no transactions to which the Company is a party and in which Mr. Goodale has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evolution Petroleum Corporation (Registrant)

Dated: August 17, 2010	By:	/s/Sterling H. McDonald
	Name:	Sterling H. McDonald
	Title:	Vice President, Chief Financial Officer and Treasurer

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